Exhibit 99.1

SWM ANNOUNCES FOURTH QUARTER 2010 RESULTS

ALPHARETTA, GA, February 2, 2011 -- SWM (NYSE: SWM) today reported fourth quarter 2010 earnings results for the period ended December 31, 2010.

Fourth Quarter/Full Year Financial Highlights:
•	Net sales of $182.8 million, $740.2 million full year
•	Net income of $13.7 million, $65.3 million full year
•
Adjusted EBITDA from Continuing Operations of $40.1 million (Adjusted EBITDA from Continuing Operations is a non-GAAP financial measure that excludes restructuring and impairment expenses. See non-GAAP reconciliations); $159.2 million full year

•	Operating profit, excluding restructuring and impairment expense, of $29.1 million, $123.0 million full year
•
Diluted net income per share of $0.75, compared to $0.61 per share in fourth quarter 2009; excluding per share restructuring and impairment expense of $0.31 and $0.35, respectively, adjusted net income per share of $1.06 compared to $0.96 per share in the fourth quarter of 2009

•	Full year diluted net income per share, excluding per share restructuring and impairment expense, of $4.35 compared to $4.25 in 2009

Fourth Quarter Operational Highlights:
•	Increased Reconstituted Tobacco Leaf (RTL) sales volume
•	Increased Lower Ignition Propensity (LIP) cigarette paper sales volumes
•	Improved rate of cost savings and significantly reduced paper machine year-end holiday downtime
•	Increased wood pulp prices, but at a lower rate than earlier in 2010
•	Unfavorable foreign currency exchange rate impacts

Frédéric Villoutreix, Chairman of the Board and Chief Executive Officer, commented, "SWM delivered a solid operational performance during the fourth quarter across all locations and products, especially with an increase, as expected, in RTL sales demand and lower levels of year-end paper machine downtime than experienced in recent years.  We are pleased with our full year performance and the progress made in executing against our ambitious strategic agenda.  Full year 2010 results reflect the benefit of these strategies and our focus on operational excellence as SWM again provided an all-time record level of earnings despite experiencing significant wood pulp price increases and unfavorable currency exchange impacts.  As highlighted by our recent announcement of progress in securing customer agreements for supplying LIP cigarette paper to the European market and today’s announcement regarding changes in SWM’s Asian RTL strategy, 2011 will again be a critically important year for SWM.”

“We are confident that our continued focus on sound execution will deliver in 2011 another full year of likely record-level financial success as we further advance our strategies, with earnings per share, excluding any restructuring and impairment expenses, expected to exceed $5.00.  This earnings estimate considers the two significant business developments expected to impact us in 2011, namely European LIP introduction and decreases in RTL demand, as well as other changes in our business, including lower wood pulp prices and stable foreign currency exchange relationships.  Most critical to our current projections are each of the key European LIP business drivers, including market share, cost performance for SWM’s new LIP capacity and the timing and rate of introduction of European LIP regulations.  None of these key variables are definitively known and can develop differently than our current projections over time. Therefore, we will refine this earnings estimate during the course of 2011.”

Mr. Villoutreix continued, “Our fourth quarter financial results reflect a relatively stable business and economic environment, with some lessening of unfavorable wood pulp inflation but continued unfavorable foreign currency exchange impacts.  The full year improvement in SWM earnings reflects the benefit of significant cost reduction, in part from past restructuring actions, an improved product mix and reduced non-manufacturing expenses more than offsetting increased wood pulp prices and unfavorable foreign currency exchange impacts.  Sales and production volumes were sufficient during the fourth quarter of 2010, unlike the prior year fourth quarter, to allow for increased capacity utilization.  Operationally, performance across SWM’s production sites improved during the fourth quarter.”

Discontinued Operations

Operations at our Malaucène mill are reported as discontinued operations for all periods presented.  Consequently, results of the Malaucène mill have been removed from each line of the statements of income and in the operating activities section of the statements of cash flow.  A separate line has been added for the net results of the discontinued operation, including previously reported restructuring and impairment amounts.

Fourth Quarter 2010 Results

Net sales were $182.8 million in the three-month period ended December 31, 2010, versus $187.9 million in the prior-year quarter. Net sales declined due to $8.4 million in unfavorable foreign currency impacts primarily from the U.S dollar and euro. The negative currency impact was partially offset by a $1.9 million improvement in average selling prices and $1.4 million favorable effect of changes in sales volume.

Operating profit was $22.9 million in the three-month period ended December 31, 2010 versus an operating profit of $19.2 million in the prior-year quarter. Excluding pre-tax restructuring and impairment expenses, operating profit would have been $29.1 million during the fourth quarter of 2010 compared with $23.5 million during the fourth quarter of 2009. The higher operating profit was due to $6.4 million in cost improvements, $3.1 million due to increased sales volumes, and $1.2 million in higher average selling prices, including a favorable product mix. These positive impacts were partially offset by $3.3 million increase in inflationary costs, primarily from higher wood pulp costs and $2.6 million from unfavorable currency impacts.

Operational Trends (Volume, Pricing and Cost)

During the fourth quarter, SWM continued to benefit from LIP cigarette paper demand in applicable markets.  Sales of high value LIP cigarette paper increased 33% versus the fourth quarter of 2009.

Volume improved for traditional tobacco-related papers during the fourth quarter reflecting more stable demand in the North American and western European markets and completion of the transfer of cigarette paper volume to our unconsolidated joint venture, CTM.  Fourth quarter sales and production volume of RTL increased versus the prior year and second and third quarters of 2010 at the LTR facility in Spay, France.

CTM generated $1.1 million in income for the company during the fourth quarter. Cigarette paper volumes at CTM have now stabilized versus prior year levels reflecting full operation of the cigarette paper machine at that site.

Full Year Cash Flow and Quarterly Dividend

Cash provided by operations totaled $141.1 million for the full year 2010, compared with $63.4 million in the prior year.

Cash, net of debt, at December 31, 2010 was $35.5 million, compared with net debt of $3.2 million at December 31, 2009. Total debt was 9.0% of capital at December 31, 2010.

Capital spending was $73.7 million and $15.3 million during the years ended December 31, 2010 and 2009, respectively. The increase in capital spending was primarily due to expenditures of $39.5 million in 2010 toward construction of a new RTL facility in the Philippines and $15.8 million toward construction of a new LIP printing facility in Poland. Capital spending and other cash uses during 2011 will be impacted by today’s announcement to re-align SWM’s Asian RTL expansion plans.  Until these plans are refined, an updated range of 2011 cash uses cannot be provided, but 2011 cash use is expected to be lower than previous estimates.

SWM announced today a quarterly common stock dividend of $0.15 per share. The dividend will be payable on March 24, 2011 to stockholders of record on February 24, 2011.

Restructuring and Impairment Expenses

In the quarters ended December 31, 2010 and 2009, the company incurred $6.2 million and $4.3 million, respectively, in expenses related to restructuring actions, asset impairments and goodwill impairments. The 2010 expense included $2.8 million of goodwill impairment charges as a result of annual goodwill testing performed during the fourth quarter and $1.0 million of impairment expense related to the decline in fair value of remaining Lee mills’ assets. The remaining $2.4 million of expense primarily related to an increase in the French statutory retirement age enacted during the fourth quarter, as a result of which, SWM increased accruals for previously agreed pre-retirement severances.

Conference Call

SWM will hold a conference call to review fourth quarter 2010 results with investors and analysts at 8:30 a.m. eastern time, on Thursday, February 3, 2011. The conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the company’s Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a diversified producer of premium specialty papers for the tobacco industry.  It also manufactures specialty papers for other applications.  SWM and its subsidiaries conduct business in over 90 countries and employ 2,800 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada, Poland and a joint venture in China.  For further information, please visit the company’s Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 such as those statements concerning its projected future earnings, expected restructuring costs and future savings that are subject to the safe harbor created by that Act. Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•
SWM has manufacturing facilities in seven countries, a joint venture in China, and sells products in over 90 countries.  As a result, it is subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries. Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact the company’s business in a variety of ways, including increasing expenses, decreasing sales, limiting its ability to repatriate funds and generally limiting its ability to conduct business.  In Brazil, we are currently generating more value-added tax credits than we utilize.  As of December 31, 2010, these credits totaled $14.7 million.  We are undertaking actions that, if successful, should allow our Brazilian operation to utilize more credits than it generates on an annual basis. These credits do not expire; however, if the actions being undertaken are not successful, we may record an allowance against the current balance.

•
The company’s sales are concentrated to a limited number of customers.  In 2010, 45% of its sales were to its three largest customers.  The loss of one or more of these customers, or a significant reduction in one or more of these customers' purchases, particularly those that impact our higher value LIP papers or reconstituted tobacco, could have a material adverse effect on the company’s results of operations.

•
The company’s financial performance is materially impacted by sales of both reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes.  A significant change in sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results. In this regard, the company was advised by Philip Morris – USA in January 2011 that it disputes the manner in which the company has calculated costs for banded cigarette papers under a cost-plus based contract for this product during the period April 2009 through November 2010.  Notwithstanding that the dispute is now over a year old, and SWM has consistently advised Philip Morris – USA that it disagrees with its position,  Philip Morris -USA has to date not instituted any formal action to bring this matter to a close.  Philip Morris - USA has also consistently paid the full invoiced amount from the date of the first notice of dispute to the present thereby avoiding any contention by SWM that the agreement has been breached for non-payment. Philip Morris - USA’s action reflects a requirement found in the Virginia Uniform Commercial Code, the law that governs the contract, that suggests a party making full payment of a disputed invoice potentially waives any right to recover the amount paid unless such payment is accompanied by an explicit reservation of rights. Currently, the disputed amount is approximately $22.9 million.  While the company believes that it has properly calculated the amount it invoiced, the ultimate resolution of this dispute, if unfavorable to the company, could have a material adverse effect on the company’s results of operations.

•
As a result of excess capacity in the tobacco-related papers industry and increased operating costs, competitive levels of selling prices for certain of the company’s products are not sufficient to cover those costs with a margin that the company considers reasonable.  Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment as well as employee severance expenses associated with downsizing activities.  The company will continue to disclose any such actions as they are announced to affected employees or otherwise become certain and will continue to provide updates to any previously disclosed expectations of expenses associated with such actions.

•
The demand for our reconstituted paper product is subject to change depending on the rate at which this product is included in the blend that forms the column of tobacco in various cigarette brands as well as the supply and cost of natural tobacco leaf, which serves to an extent as a substitute for reconstituted tobacco. A change in the inclusion rate or the dynamics of the natural leaf tobacco market can have a material adverse affect on the volume of reconstituted tobacco sales, the price for reconstituted tobacco or both, either of which can have a material adverse effect on our earnings from that product line. In past years, the company has experienced the adverse effects for one or more years related to changes in the demand and supply relationship for natural leaf.

•
In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked. Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

•
Our portfolio of granted patents varies by country, which could have an impact on any competitive advantage provided by patents in individual markets. We rely on patent, trademark, and other intellectual property laws of the United States and other countries to protect our intellectual property rights. In order to maintain the benefits of our patents, we may be required to enforce certain of our patents against infringement through court actions. However, we may be unable to prevent third parties from using our intellectual property or infringing on our patents without our authorization, which may reduce any competitive advantage we have developed. If we have to litigate to protect these rights, any proceedings could be costly, time consuming, could divert management resources, and we may not prevail. We cannot guarantee that any United States or foreign patents, issued or pending, will continue to provide us with any competitive advantage or will not be successfully challenged by third parties. We do not believe that any of our products infringe the valid intellectual property rights of third parties. However, we may be unaware of intellectual property rights of others that may cover some of our products or services. In that event, we may be subject to significant claims for damages. Effectively policing our intellectual property and patents is time consuming and costly, and the steps taken by us may not prevent infringement of our intellectual property, patents or other proprietary rights in our products, technology and trademarks, particularly in foreign countries where in many instances the local laws or legal systems do not offer the same level of protection as in the United States.

Oppositions were filed in December 2009 with the European Patent Office (EPO) contesting the grant by the EPO to the company of patent number EP-1482815. The company believes that the EPO properly granted the patent and has responded to the opposition arguments by the September 18, 2010 deadline established by the EPO. However, the final resolution of the oppositions could result in the invalidation of the patent or a further limitation of the scope of the patent claims which could affect the competitive value of the patent. The outcome of this dispute would not prevent the company from practicing its Alginex® LIP solution.

Further, the company filed an infringement action on February 8, 2010 in the United States District Court for South Carolina, Charleston Division, against multiple defendants alleging infringement of the company’s United States Patent Number 6,725,867 and a First Amended Complaint on June 1, 2010 which added claims of alleged infringement under United States Patent Number 5,878,753 and further specification of the products alleged to violate said patents.  Adversarial proceedings present uncertainties and risks, which could include invalidation of the patent in dispute, a change in the scope of the patent claims, or an adverse determination on the question of infringement, among others. The outcome of this dispute would not prevent the company from practicing its Alginex® LIP solution.

On December 17, 2010, the company filed a complaint with the International Trade Commission under Section 337 of the Tariff Act of 1930 as amended, 19 U.S.C. § 1337, against multiple respondents based on the unlawful importation into the United States, the sale for importation, and the sale within the United States after importation of certain reduced ignition proclivity cigarette paper wrappers and products containing same  that infringe, or are made or produced under, or by means of, a process covered by, one or more of claims 36, 43, and 45 of United States Patent No. 6,725,867 and claims 1-6, 10-18, and 22-25 of United States Patent No. 5,878,753. Upon further investigation and discovery, SWM may identify additional accused products and/or seek to assert additional claims. The complaint requests the ITC to issue an exclusion order and cease and desist orders.  By notice dated January 13, 2011, the ITC instituted an investigation.  The outcome of this action will not impact on the company’s right to produce and sell its flagship Alginex® papers for LIP cigarettes.  An adverse outcome would not be dispositive of the claims asserted in the civil action filed in Charleston, South Carolina although the institution of the ITC action does give the respondents the statutory right to have the civil action filed in South Carolina stayed pending the completion of the ITC investigation.

For additional factors and further discussion of these factors, please see SWM’s Annual Report on Form 10-K for the period ended December 31, 2009 and Quarterly Report on Form 10-Q for the period ended September 30, 2010. The fourth quarter and full year 2010 financial results reported in this release are preliminary and unaudited.  Final results are expected to be announced when the company files its Annual Report on Form 10-K for the year ended December 31, 2010 on or about February 25, 2011.  Final results could differ from the preliminary results reported in this release.  The company assumes no obligation and does not intend to update this information prior to filing its Annual Report on Form 10-K for the year ended December 31, 2010.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses. Financial measures which exclude these items have not been determined in accordance with accounting principles generally accepted in the United States and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.

SWM management believes that investors' understanding of the company's performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company's ongoing results of operations. By providing the non-GAAP financial measures, together with the reconciliations and comments, management believes it is enhancing investors' understanding of the company’s business results.

(Tables to Follow)

SOURCE SWM

CONTACT:
Scott Humphrey
+1-770-569-4229
or
Pete Thompson
+1-770-569-4277
both of SWM
Web Site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED DECEMBER 31,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2010	2009	Change

Net Sales	$182.8	$187.9	(2.7	) %
Cost of products sold	134.5	142.9	(5.9)
Gross Profit	48.3	45.0	7.3

Selling expense	4.7	5.4	(13.0)
Research expense	2.3	2.1	9.5
General expense	12.2	14.0	(12.9)
Total nonmanufacturing expenses	19.2	21.5	(10.7)

Restructuring and impairment expense	6.2	4.3	44.2

Operating Profit	22.9	19.2	19.3
Interest expense	0.4	0.6	(33.3)
Other income (expense), net	0.7	(0.8)	N.M.
Income from Continuing Operations Before Income Taxes and Income from Equity Affiliates	23.2	17.8	30.3
Provision for income taxes	9.7	4.8	N.M.
Income from equity affiliates	1.1	2.5	(56.0)
Income from Continuing Operations	14.6	15.5	(5.8)
Loss from Discontinued Operations	(0.9)	(4.8)	(81.3)

Net Income	$13.7	$10.7	28.0%

Net Income (Loss) Per Share (Basic):
Income per share from continuing operations	$0.82	$0.93	(11.8	) %
Loss per share from discontinued operations	(0.06)	(0.28)	(78.6)
Net income per share (basic)	$0.76	$0.65	16.9%

Net Income (Loss) Per Share (Diluted):
Income per share from continuing operations	$0.80	$0.88	(9.1	) %
Loss per share from discontinued operations	(0.05)	(0.27)	(81.5)
Net income per share (diluted)	$0.75	$0.61	23.0%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	17,483,900	16,599,400

Diluted, including Common Share Equivalents	17,894,100	17,450,700

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEAR ENDED DECEMBER 31,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2010	2009	Change

Net Sales	$740.2	$719.6	2.9%
Cost of products sold	543.6	531.8	2.2
Gross Profit	196.6	187.8	4.7

Selling expense	19.0	19.4	(2.1)
Research expense	8.5	8.0	6.3
General expense	46.1	47.3	(2.5)
Total nonmanufacturing expenses	73.6	74.7	(1.5)

Restructuring and impairment expense	13.4	23.9	(43.9)

Operating Profit	109.6	89.2	22.9
Interest expense	1.8	4.3	(58.1)
Other income (expense), net	0.2	(1.1)	N.M.
Income from Continuing Operations Before Income Taxes and Income from Equity Affiliates	108.0	83.8	28.9
Provision for income taxes	39.8	25.3	57.3
Income from equity affiliates	3.2	1.1	N.M.
Income from Continuing Operations	71.4	59.6	19.8
Loss from Discontinued Operations	(6.1)	(24.0)	(74.6)

Net Income	$65.3	$35.6	83.4%

Net Income (Loss) Per Share (Basic):
Income per share from continuing operations	$3.94	$3.80	3.7%
Loss per share from discontinued operations	(0.34)	(1.53)	(77.8)
Net income per share (basic)	$3.60	$2.27	58.6%

Net Income (Loss) Per Share (Diluted):
Income per share from continuing operations	$3.86	$3.69	4.6%
Loss per share from discontinued operations	(0.33)	(1.49)	(77.9)
Net income per share (diluted)	$3.53	$2.20	60.5%

Dividends Declared Per Share	$0.60	$0.60

Average Common Shares Outstanding:
Basic	17,686,700	15,550,100

Diluted, including Common Share Equivalents	18,049,400	16,003,500

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. $ IN MILLIONS)

	December 31	December 31
Unaudited	2010	2009

ASSETS
Cash and cash equivalents	$87.3	$56.9
Accounts receivable	98.9	85.8
Inventories	113.8	127.3
Other current assets	12.8	29.7
Net property, plant and equipment	440.8	401.1
Other noncurrent assets	96.8	91.1
Total Assets	850.4	791.9

LIABILITIES & STOCKHOLDERS' EQUITY
Current debt	$8.7	$17.7
Other current liabilities	178.0	168.2
Long-term debt	43.1	42.4
Pension and other postretirement benefits	46.3	38.4
Deferred income tax liabilities	28.9	14.2
Deferred revenue	-	7.2
Other noncurrent liabilities	21.2	21.6
Stockholders' equity	524.2	482.2
Total Liabilities and Stockholders' Equity	$850.4	$791.9

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE YEAR ENDED DECEMBER 31,
(U.S. $ IN MILLIONS)

Unaudited	2010	2009

Net income	$65.3	$35.6
Less: Loss from discontinued operations	6.1	24.0

Income from continuing operations	71.4	59.6
Depreciation and amortization	40.0	43.9
Asset impairments and restructuring-related accelerated depreciation	4.5	12.1
Amortization of deferred revenue	(7.2)	(5.1)
Deferred income tax provision	25.4	22.0
Pension and other postretirement benefits	2.1	(20.6)
Stock-based compensation	7.7	8.2
Income from equity affiliates	(3.2)	(1.1)
Other items	(3.4)	1.2
Net changes in operating working capital	26.7	(42.7)

Net cash provided (used) by operating activities of:
- Continuing operations	164.0	77.5
- Discontinued operations	(22.9)	(14.1)
Cash Provided by Operations	141.1	63.4

Capital spending	(73.7)	(15.3)
Capitalized software costs	(9.3)	(5.5)
Other investing	1.8	0.6
Cash Used for Investing	(81.2)	(20.2)

Cash dividends paid to SWM stockholders	(10.8)	(9.6)
Changes in debt	(4.8)	(122.5)
Net proceeds from issuances of common stock	-	117.4
Purchases of treasury stock	(19.0)	(0.8)
Proceeds from exercises of stock options	2.2	13.3
Excess tax benefits of stock-based awards	1.6	3.3
Cash Provided by (Used in) Financing	(30.8)	1.1

Effect of Exchange Rate Changes on Cash	1.3	0.7

Increase in Cash and Cash Equivalents	$30.4	$45.0

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
BUSINESS SEGMENT REPORTING
(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term "United States" includes operations in the United States, Canada and Poland.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The Polish operation is currently starting up operations for print banded lower ignition propensity papers for which the technology is currently owned solely by the U.S. segment. Start-up expenses for the Polish operation are not material to 2010 or 2009. The term "France" includes operations in France, the Philippines and Indonesia because the results of the Philippine and Indonesian operations are not material for segment reporting purposes and their sales are integrated with sales of the Company's French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

The business segment data below reflects the Company's continuing operations and excludes that of the discontinued operations of the Company's Malaucene mill for all periods presented.

Net Sales

	For the three months ended December 31,			For the year ended December 31,
	2010	2009	% Change	2010	2009	% Change
France	$112.0	114.4	(2.1)%	$432.1	$434.8	(0.6)%
United States	63.3	63.1	0.3	273.0	250.9	8.8
Brazil	23.0	20.9	10.0	86.5	76.3	13.4
Subtotal	198.3	198.4	(0.1)	791.6	762.0	3.9
Intersegment sales by:
France	(6.9)	(4.9)		(25.1)	(16.6)
United States	(1.9)	(0.4)		(2.7)	(1.8)
Brazil	(6.7)	(5.2)		(23.6)	(24.0)
Consolidated	$182.8	187.9	(2.7)%	$740.2	$719.6	2.9%

Operating Profit (Loss)

	For the three months ended December 31,				For the year ended December 31,
			Return on Net Sales				Return on Net Sales
	2010	2009	2010	2009	2010	2009	2010	2009
France	$17.4	$11.2	15.5%	9.8%	$65.5	$59.9	15.2%	13.8%
United States	10.1	13.7	16.0	21.7	57.6	43.4	21.1	17.3
Brazil	(0.3)	0.5	(1.3)	2.4	3.5	7.4	4.0	9.7
Unallocated expenses	(4.3)	(6.2)			(17.0)	(21.5)
Consolidated	$22.9	$19.2	12.5%	10.2%	$109.6	$89.2	14.8%	12.4%

Restructuring & Impairment Expense

	For the three months ended December 31,			For the year ended December 31,
	2010	2009	% Change	2010	2009	% Change
France	$3.9	4.5	(13.3)%	$10.7	$14.6	(26.7)%
United States	1.0	(0.2)	N.M.	1.9	9.3	(79.6)
Brazil	1.3	-	N.M.	0.8	-	N.M.
Consolidated	$6.2	$4.3	44.2%	$13.4	$23.9	(43.9)%

Operating Profit Excluding Restructuring & Impairment Expense*

	For the three months ended December 31,				For the year ended December 31,
			Return on Net Sales				Return on Net Sales
	2010	2009	2010	2009	2010	2009	2010	2009
France	$21.3	$15.7	19.0%	13.7%	$76.2	$74.5	17.6%	17.1%
United States	11.1	13.5	17.5	21.4	59.5	52.7	21.8	21.0
Brazil	1.0	0.5	4.3	2.4	4.3	7.4	5.0	9.7
Unallocated expenses	(4.3)	(6.2)			(17.0)	(21.5)

Consolidated	$29.1	$23.5	15.9%	12.5%	$123.0	$113.1	16.6%	15.7%

* Operating Profit Excluding Restructuring & Impairment Expense is a non-GAAP financial measure that is calculated by adding Restructuring and Impairment Expense to Operating Profit (Loss).

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of Non-GAAP financial measures:

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Income from continuing operations per diluted share	$0.80	$0.88	$3.86	$3.69
Plus: Restructuring & impairment expense per share	0.27	0.16	0.52	0.96
Adjusted Income from Continuing Operations Per Share	$1.07	$1.04	$4.38	$4.65

Net income per diluted share	$0.75	$0.61	$3.53	$2.20
Plus: Restructuring & impairment expense per share:
Included in Income from continuing operations (above)	0.27	0.16	0.52	0.96
Included in Loss from discontinued operations	0.04	0.19	0.30	1.09
Adjusted Net Income Per Share	$1.06	$0.96	$4.35	$4.25

Income from continuing operations	$14.6	$15.5	$71.4	$59.6
Plus: Interest expense	0.4	0.6	1.8	4.3
Plus: Income tax provision	9.7	4.8	39.8	25.3
Plus: Depreciation & amortization	10.4	11.2	40.0	43.9
Less: Amortization of deferred revenue	(1.2)	(0.8)	(7.2)	(5.1)
Plus: Restructuring & impairment expense	6.2	4.3	13.4	23.9
Adjusted EBITDA from Continuing Operations	$40.1	$35.6	$159.2	$151.9

Cash provided by operating activities of continuing operations	$39.4	$16.9	$164.0	$77.5
Less: Capital spending	(28.0)	(7.6)	(73.7)	(15.3)
Less: Capitalized software costs	(1.0)	(1.7)	(9.3)	(5.5)
Less: Cash dividends paid	(2.7)	(2.7)	(10.8)	(9.6)
Free Cash Flow - continuing operations	$7.7	$4.9	$70.2	$47.1

	December 31, 2010	December 31, 2009
Total Debt	$51.8	$60.1
Less: Cash	87.3	56.9
Net Debt	$(35.5)	$3.2